Exhibit 99.1

Renren-Owned Kaixin Auto Group Enters into a Convertible Loan Agreement with Kunlun Tech Limited for $23 million

BEIJING, China—January 29, 2019—Renren Inc. (NYSE: RENN) (“Renren”) today announced that on January 28, 2019, Kaixin Auto Group (“Kaixin”), a leading premium used car dealership network in China owned by Renren, entered into a convertible loan agreement with Kunlun Tech Limited (“Kunlun”), a Hong Kong company owned by Beijing Kunlun Tech Co., Ltd. (Shenzhen Stock Exchange: 300418), pursuant to which Kunlun has agreed to fund, subject to customary closing conditions, a $23 million convertible loan to Kaixin (the “Loan”), with interest payable at the rate stipulated by the People’s Bank of China. The first tranche of the Loan, in the amount of $20 million, was funded on January 28, 2019, and the remaining $3 million is to be funded on or before January 31, 2020.

As previously announced, on November 2, 2018, CM Seven Star Acquisition Corp. (“CM Seven Star”), a blank check company formed for the purpose of entering into a business combination with one or more businesses, entered into a definitive share exchange agreement with Kaixin and Renren to acquire 100% of the issued and outstanding shares of Kaixin in a transaction valued at approximately $454 million. Upon completion of this proposed business combination, all amounts outstanding under the Loan will automatically be converted into CM Seven Star units at a conversion price of $10 per unit. The amount payable under the second tranche of the Loan will, if funded after the completion of the proposed business combination, automatically convert into CM Seven Star units at a conversion price of $10 per unit. CM Seven Star is also a party to the convertible loan agreement.

About Renren Inc.

Renren Inc. (NYSE: RENN) operates a social networking service (SNS) business, used car business and SaaS business. Renren’s American depositary shares, each of which represents fifteen Class A ordinary shares, trade on the NYSE under the symbol “RENN”.

About Kaixin Auto Group

Founded in 2015 as a venture into China’s used car financing market by its corporate parent Renren Inc., Kaixin Auto Group is a leading premium used car dealership in China. Supported by the rapid growth of China’s used car market and leveraging its own hybrid business model that offers both strong online and offline presence, Kaixin has transformed from a tech-enabled financing platform into a nationwide dealer network that combines self-owned and affiliated dealers as well as value added and after-sale services.

About Beijing Kunlun Tech Co. Ltd.

Established in 2008 and leveraging its R&D and operational advantage, Beijing Kunlun Tech Co., Ltd. (Shenzhen Stock Exchange: 300418) is committed to becoming a world-leading social media and content platform. Beijing Kunlun consists of three major business units – a mobile game platform (GameArk), an entertainment social platform (Xianlai Entertainment) and a social media platform (Grindr) – and creates synergy through the group big data system.

About CM Seven Star Acquisition Corporation

In October of 2017, CM Seven Star Acquisition Corporation, a Cayman Islands exempted limited liability company completed its initial public offering. Sponsored by Shareholder Value Fund, a Cayman fund controlled by its Board of Directors, which has selected CM Asset Management (Hongkong) Company Limited (“CMAM”) to serve as the investment manager for the fund. CMAM is a wholly owned subsidiary of China Minsheng Financial Holding Corporation Limited, a Hong Kong Stock Exchange listed Company. CM Seven Star was formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. CM Seven Star’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Renren may also make written or oral forward-looking statements in its filings with the U.S. Securities and Exchange Commission (the “SEC”), in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about Renren’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Further information regarding these and other risks is included in our annual report on Form 20-F, the 6-K referred to above and other documents filed with the SEC. All information provided in this press release is as of the date of this press release, and Renren does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

No Assurance

There can be no assurance that the proposed transaction will be completed, nor can there be any assurance, if the proposed transaction is completed, that the potential benefits of such transaction will be realized. The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive agreement(s) relating to that transaction, a copy of which is furnished by Renren with the SEC as an exhibit to a Current Report on Form 6-K.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the transaction between Kaixin Auto Group and CM Seven Star Acquisition Corporation, CM Seven Star Acquisition Corporation will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, CM Seven Star Acquisition Corporation will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF CM SEVEN STAR ACQUISITION CORPORATION ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT CM SEVEN STAR ACQUISITION CORPORATION WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CM SEVEN STAR ACQUISITION CORPORATION, KAIXIN AUTO GROUP AND THE TRANSACTION. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by CM Seven Star Acquisition Corporation with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to CM Seven Star Acquisition Corporation Suite 1306, 13th Floor, AIA Central, 1 Connaught Road, Central, Hong Kong.

Participants in Solicitation

CM Seven Star Acquisition Corporation, Kaixin Auto Group, Renren Inc., and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of CM Seven Star Acquisition Corporation ordinary shares in respect of the proposed transaction. Information about CM Seven Star Acquisition Corporation’s directors and executive officers and their ownership of CM Seven Star Acquisition Corporation’s ordinary shares is set forth in CM Seven Star Acquisition Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.

For more information, please contact:

Investor Relations Department

Renren Inc.

Tel: (86 10) 8448 1818 ext. 1300

Email: ir@renren-inc.com

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